                          EXECUTIVE RETENTION AGREEMENT
                          -----------------------------


         THIS IS AN AGREEMENT made on this 16th day of September, 1998 (the "Date of this Agreement"), by and between Aydin Corporation, a Delaware corporation (the "Company"), and [name] , who is the [title] of the Company (the "Executive").

         WHEREAS, the Company recently announced publicly that it has engaged PricewaterhouseCoopers Securities, L.L.C. to assist the Company in evaluating potential strategic alternatives to enhance shareholder value; and

         WHEREAS, such announcement has led to uncertainty regarding the future path of the Company and the long-term prospects for executive employment with the Company; and

         WHEREAS, the Executive is an "employee at will," and as such the Company is not legally obligated to continue his employment for any fixed period of time; and

         WHEREAS, the Company's Board of Directors (the "Board") believes it is important to the enhancement of shareholder value that, notwithstanding such uncertainty, the Executive continue his employment with the Company in order that the Company can benefit from the continued availability of the Executive's services, for a period continuing until after the Board has completed its evaluation of strategic alternatives and, should the Board cause the Company to engage in, or recommend to the shareholders that the Company engage in, any form of transaction to increase shareholder value, continuing for a period of time after such transaction has been consummated; and consequently, the Board intends to provide the incentives set forth herein for the Executive to remain in the Company's employ during such period; and

         WHEREAS, as an additional inducement for the Executive to remain in the employ of the Company both before and after a change in control transaction, this agreement (the "Agreement") provides that certain severance benefits will be paid to the Executive in the event the Executive's employment is terminated by the Company without cause or by the Executive for good reason within two years following the execution of this Agreement;

         NOW, THEREFORE, in consideration of the above premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

         1. Retention Bonus.

            A. The Company agrees to pay to the Executive a retention bonus under either of the following circumstances:

               (i) In the absence of a change in status, as defined in Section 4 hereof, during the period of one (1) year following the Date of this

                     Agreement, the Executive shall have remained employed by the Company continuously throughout that period; or

               (ii) In the event a change in status does occur within one (1) year after the Date of this Agreement, the Executive shall have remained employed by the Company or its successor continuously throughout the period of six (6) consecutive months from the date of the change in status.

            B. The amount of the retention bonus payable under this Section 1 shall be equal to twenty-five percent (25%) of the Executive's annual base salary in effect upon the Date of this Agreement. The retention bonus shall be paid to the Executive in cash within thirty (30) days after the date on which the Executive satisfies the requirements of either A(i) or A(ii) above, whichever is applicable (such date hereinafter referred to as the "Bonus Date").

         2. Payment of Severance Benefits. No severance benefits shall be payable hereunder unless the Executive's employment by the Company shall have been terminated for one of the reasons set forth in Section 5 hereof during the period commencing on the Date of this Agreement and ending on the second anniversary of that date (the "Change in Status Period").

         3. Termination During the Change in Status Period. The Executive shall be entitled to the benefits provided in Section 5 hereof upon the termination of the Executive's employment at any time during the Change in Status Period unless such termination is (a) because of the Executive's death or Retirement,
(b) by the Company for Cause or Disability or (c) by the Executive other than for Good Reason. If the Executive's termination of employment is because of one of the reasons described in (a), (b) or (c) in the preceding sentence, the Executive's rights under this Agreement shall cease as of the date of such termination. For purposes of this Agreement, the following definitions shall apply:

               (i)   Disability; Retirement.

                     (A) Termination by the Company of the Executive's
                         employment based on "Disability" shall mean termination because of the Executive's absence from his duties with the Company on a full-time basis for ninety (90) consecutive business days, as a result of the Executive's incapacity due to physical or mental illness, unless within thirty (30) days after a Notice of Termination (as hereinafter defined) is given following such absence the Executive shall have returned to the full-time performance of his duties. If the Company terminates the Executive's employment by reason of Disability, the Executive shall be entitled to the benefits determined in accordance with the Company's retirement and welfare benefit programs then in effect, provided that in no event shall such retirement and welfare benefits be materially less than those in effect immediately prior to the change in status.

                     (B) Termination by the Executive of his employment based on
                         "Retirement" shall mean termination in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

               (ii) Cause. Termination by the Company of the Executive's employment for "Cause" shall mean termination upon:

                     (A) the Executive's willful and continued failure to
                         substantially perform his duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties; or

                     (B) the Executive's admission or conviction of, or plea of nolo contendere to, any felony that, in the judgement of the Board, adversely affects the Company's reputation or the Executive's ability to carry out his obligations as an officer of the Company; or

                     (C) the Executive's willful engaging in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a Notice of Termination from the Board, after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Compensation Committee of the Board (or, if there be no such Committee or such Committee delivers the Notice of Termination, the Board), finding that in the good faith opinion of such Committee (or the Board) the Executive was guilty of conduct set forth above in clauses (A), (B) or (C) of the first sentence of this paragraph and specifying the particulars thereof in detail.

               (iii) Good Reason. The Executive's termination of his employment for "Good Reason" shall mean a termination on account of:


                     (A) the assignment, without the Executive's express written consent, to the Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to a change in status, or a change in the Executive's reporting responsibilities, titles or offices as in effect immediately prior to a change in status, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of the Executive's employment for Cause, Disability or Retirement or as a result of the Executive's death or by the Executive other than for Good Reason;

                     (B) a reduction by the Company in the Executive's annual
                         base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company;

                     (C) a failure by the Company to continue any bonus plans in which the Executive is presently entitled to participate (the "Bonus Plans") as the same may be modified from time to time, but substantially in the forms currently in effect, or a failure by the Company to continue the Executive as a participant in the Bonus Plans on at least the same basis as the Executive presently participates in accordance with the Bonus Plans;

                     (D) the Company's requiring the Executive, without his
                         express written consent, to be based anywhere other than within twenty-five (25) miles of the Executive's present office location, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

                     (E) the failure by the Company to continue in effect any
                         benefit or compensation plan, life insurance plan, health-and-accident plan or disability plan in which the Executive is participating at the time of a change in status (or plans providing the Executive with substantially similar benefits), the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the change in status, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is then entitled in accordance with the Company's normal vacation policy in effect on the date hereof; provided, however, that none of the foregoing provisions of this subparagraph (E) shall apply to any stock ownership plan, stock option plan or stock appreciation rights plan (or plans providing the Executive with substantially similar benefits);

                     (F) the failure by the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 10A hereof; or

                     (G) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph
                         (iv) below (and, if applicable, paragraph (ii) above); and for purposes of this Agreement, no such purported termination shall be effective.

               (iv) Notice of Termination.  Any purported termination by the
                    Company pursuant to paragraph (i) or (ii) above or by the Executive pursuant to subparagraph (B) of paragraph (i) or paragraph (iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               (v) Date of Termination. "Date of Termination" shall mean (A) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (B) if the Executive's employment is terminated pursuant to paragraph (ii) above, the date specified in the Notice of Termination, and (C) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time for appeal therefrom having expired and no appeal having been perfected).

         4. Definition of Change in Status. The term "change in status" shall hereinafter be used to refer to either a change in control of the Company or a workforce adjustment, as each is defined below. For purposes of this Agreement, a transaction constituting a change in status shall be deemed to have occurred upon the closing of such transaction.

            A. For purposes of this Agreement, a "change in control of the Company" shall mean the occurrence of any one of the following events:

               (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a change in control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a change in control. A "Non-Control Acquisition" shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (B) the Company or its Subsidiaries, or (C) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

               (ii) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company where:

                     (1) the stockholders of the Company, immediately before
                         such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, or

                     (2) no Person other than (i) the Company, (ii) any
                         Subsidiary, (iii) any employee benefit plan (or any trust forming a party thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of more than fifty percent (50%) or more of the then outstanding Voting Securities), has Beneficial Ownership of more than fifty percent (50%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities; or

               (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

            B. Notwithstanding the foregoing, a change in control of the Company shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a change in control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a change in control shall occur.

            C. For purposes of this Agreement, a "workforce adjustment" shall mean the sale or other disposition of all or substantially all of the assets of the Aydin Telemetry Division or any other division of the Company (other than the Displays Division) that accounts for at least fifteen percent (15%) of the Company's gross revenues to any Person (other than a transfer to a Subsidiary).

            D. Notwithstanding the foregoing, a change in status will not be deemed to have occurred with respect to the Executive if he, either directly or indirectly, is financially involved as a principal or otherwise (1) of any successor to the Company or of any Person who purchases all or substantially all of the Company's assets, or (2) in the event of a workforce adjustment, of any Person who purchases all or substantially all of the business or assets of a division identified in
Section 4C hereof.

         5. Severance Benefits Upon Termination. If during the Change in Status Period, the Executive's employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by the Executive for Good Reason, then the Executive shall be entitled to the benefits provided below:

               (i) the Company shall pay the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past performance period which has been earned, but not yet paid to the Executive;

               (ii) the Executive shall continue to receive as severance pay during the one year period subsequent to the Date of Termination payments of the Executive's base salary at the highest rate in effect during the twelve (12) months immediately preceding the Date of Termination, payable in the same manner as salaries paid to other active executive employees of the Company;

               (iii) all options to purchase shares of the Company's common stock granted to the Executive by the Company shall immediately become fully exercisable and shall remain exercisable in accordance with their terms for at least one year, regardless of any provision in the option grants to the contrary; and

               (iv) the Company shall maintain in full force and effect, for the Executive's continued benefit until the earlier of (A) one (1) year after the Date of Termination or (B) the Executive's commencement of full time employment with a new employer, all life insurance, medical, health, dental and disability plans, programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive is entitled to receive under such plans and programs.

         6. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in Section 5 hereof by seeking other employment or otherwise, nor shall the amount of any payment provided for in
Section 5 hereof be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

         7. Options. If as the result of a change in status or in anticipation of a change in status, the Board determines that all options issued by the Company to purchase shares of common stock of the Company are to be terminated, then all of the options granted to the Executive by the Company shall become fully exercisable, regardless of vesting, not less than thirty (30) days prior to the date such options are to be terminated.

         8.       Certain Obligations.

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               (i)   Confidential Information.  In consideration of the mutual
                     terms and agreements set forth herein the Executive hereby agrees to hold in a fiduciary capacity for the benefit of the Company and its subsidiaries all proprietary, secret or confidential information, knowledge or data relating to the Company or its subsidiaries, and their respective businesses, which shall have been obtained by the Executive during his employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company or its subsidiaries, the Executive agrees that he will not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The Executive's undertakings set forth in this subsection (i) hereof are in addition to, and not in substitution of, any other obligation the Executive may have, whether by other agreement or imposed by law, regarding confidentiality and disclosure of information, knowledge or data relating to the Company and its subsidiaries.

                (ii) Non-Compete.  In consideration of the mutual terms and agreements set forth herein the Executive hereby agrees that while employed by the Company, the Executive will not, unless authorized in writing to do so by the Company, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any substantial manner with, any business in North America which directly or indirectly competes with any line of business of the Company or its subsidiaries; provided, that nothing in this subsection (ii) shall prohibit the Executive from acquiring up to five percent (5%) of any class of outstanding equity securities of any corporation whose equity securities are regularly traded on a national securities exchange or in the "over-the-counter market." The Executive also agrees that following the Executive's termination of employment and until the first anniversary of the Executive's Date of Termination, the Executive will not (x) recruit any employee of the Company or its subsidiaries or solicit or induce, or attempt to solicit or induce, any employee of the Company or its subsidiaries to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or its subsidiaries, provided that this will not preclude hiring any person who contacts the Executive for employment and who has not been employed by the Company or its subsidiaries at any time during the preceding six months; or (y) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its subsidiaries that were contacted, solicited or served by the Executive while employed by the Company or its subsidiaries.

               (iii) Remedies.  The Company and the Executive confirm that the restrictions contained in Sections 8(i) and 8(ii) hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company and that any violation of any provision of Section 8(i) or 8(ii) will result in irreparable injury to the Company. The Executive hereby agrees that, in the event of the Executive's breach or threatened breach of the terms or conditions of Section 8(i) or 8(ii) of this Agreement, the Company's remedies at law will be inadequate and, in any such event, the Company shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction.

               (iv) Modification of Terms. If any restriction in this Section 8 is adjudicated to exceed the time, geographic, service or other limitations permitted by applicable law in any jurisdiction, the Executive agrees that such may be modified and narrowed, either by a court or the Company, to the maximum time, geographic, service or other limitations permitted by applicable law so as to preserve and protect the Company's legitimate business interest, without negating or impairing any other restriction or undertaking set forth in this Agreement.

         9. Term of Agreement. This Agreement shall terminate at the end of the Change in Status Period, provided that if, at the end of the Change in Status Period, the Executive is still receiving salary continuation payments in accordance with Section 5(ii) hereof, the term of this Agreement shall be extended until the last payment due under such section has been made.

         10. Successors; Binding Agreement.

            A. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            B. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die after a Notice of Termination has been delivered by the Executive or while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all amounts due to the Executive under this Agreement, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.


         11. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by a nationally recognized overnight delivery service, when mailed by certified or registered mail, return receipt requested, postage prepaid, or when sent by telegram, fax or telecopy (confirmed by U.S. Mail), receipt acknowledged, addressed as follows:

                  If to the Company:

                  Aydin Corporation
                  700 Dresher Road
                  Horsham, PA 19044

                  Attention: Chief Executive Officer

                  If to the Executive:

                  [ADDRESS]


                  The Executive or the Company may change the person or address to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

         12. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties or obligations the Executive may have under any other written agreement with the Company. Moreover, the severance payments provided herein following a change in status shall be in place of, and shall not be in addition to, any and all other severance benefits to which the Executive may be entitled. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to otherwise applicable principles of conflicts of law. Finally, the Company shall withhold from all amounts payable under this Agreement such Federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


         14. Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. The headings of the Sections of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         15. Arbitration. Except with respect to relief sought by the Company pursuant to Section 8(iii) hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         IN WITNESS WHEREOF, the undersigned have signed this Agreement on the date indicated above.

AYDIN CORPORATION


By:
   ---------------------------              ------------------------------------
      Chief Executive Officer               Executive